                                   EXHIBIT 5
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             Opinion of Alston & Bird LLP regarding the legality of
                        the securities being registered

                [LETTERHEAD OF ALSTON & BIRD LLP APPEARS HERE]

                                 October 1, 1998

IVI Checkmate Corp.
1003 Mansell Road
Roswell, Georgia 30076

    Re:  Registration Statement on Form S-8

Ladies and Gentlemen:

    We have acted as legal counsel to IVI Checkmate Corp., a Delaware corporation (the "Company"), in connection with the filing of the above-referenced Registration Statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission (the "Commission"). The Registration Statement is to register under the Securities Act of 1933, as amended (the "Act"), 2,500,000 shares of Common Stock, $.01 par value per share ("Common Stock"), of the Company issued or issuable pursuant to the IVI Checkmate Corp. 1998 Long-Term Incentive Plan and 250,000 shares of Common Stock issued or issuable pursuant to the IVI Checkmate Corp. 1998 Amended and Restated Directors Stock Option Plan. Such 2,750,000 shares of Common Stock are referred to herein collectively as the "Shares." This opinion letter is rendered pursuant to Item 8 of Form S-8 and Item 601(b)(5) of Regulation S-K.

    In the capacity described above, we have considered such matters of law and of fact, including the examination of originals or copies, certified or otherwise identified to our satisfaction, of such records and documents of the Company, certificates of officers of the Company and public officials and such other documents as we have deemed appropriate as a basis for the opinion hereinafter set forth.

    Our opinion set forth below is limited to the laws of the State of Delaware, and we do not express any opinion herein concerning any other laws.

    On the basis of the foregoing, we are of the opinion that the Shares, when issued and delivered in accordance with the terms and conditions of the above-referenced plans and related agreements with participants in the plans, will be validly issued, fully paid and nonassessable by the Company.

    We consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of our name under the heading "Legal Matters" in the Prospectus constituting a part thereof. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

    This opinion letter is being furnished by us to the Company and the Commission solely for the benefit of the Company and the Commission in connection with the Registration Statement and is not to be used, circulated, quoted or otherwise relied upon by any other person, or by the Company or the Commission for any other purpose, without our express written consent. The only opinion rendered by us consists of those matters set forth in the fourth paragraph hereof, and no opinion may be implied or inferred beyond those expressly stated. This opinion letter is rendered as of the date hereof, and we have no obligation to update this opinion letter.

                                     Sincerely,


                                     ALSTON & BIRD LLP


                                     By: /s/ M. Hill Jeffries
                                        ---------------------------
                                          M. Hill Jeffries, Partner

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